UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2021 (July 13, 2021)

Singlepoint Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53425	26-1240905
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 North 44th Street, Suite 530 Phoenix, AZ	85018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 682-7464

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 13, 2021 SinglePoint Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Bucktown Capital LLC (“BCL”) whereby the Company agreed to issue and sell to BCL a promissory note in the principal amount of $1,580,000 (the “Note”).  The Note bears interest at the rate of Eight Percent (8%) per annum, and provides that for the calendar quarter beginning on January 1, 2022 and continuing for each calendar quarter thereafter until the Note is paid in full, the Company will make quarterly cash payments to BCL equal to $250,000.  The Company may choose the frequency and amount of each payment (subject to a minimum payment of $50,000) during each applicable quarter so long as the aggregate amount paid during each quarter is equal to $250,000.  The Note is a long term liability and not convertible into any securities of the Company.

The foregoing description of the Note Purchase Agreement and Note are subject in its entirety to copies of such agreements annexed hereto as exhibits.

Item 8.01 Other Events.

On July 9, 2021 the Company and its subsidiary SinglePoint Direct Solar, LLC (“SDS” or “Direct Solar”), announced that a Temporary Restraining Order (the “Order”) was issued by the United States District Court for the District of enjoining Pablo Diaz Curiel, Kjelsey Johnson and Brian Odle, from (amongst other things): (i) Soliciting or accepting any new business from clients previously of Direct Solar; (ii) Using any of Direct Solar’s client lists or other confidential or proprietary information to solicit any current or former customers of Direct Solar for new or renewed business; (iii) Soliciting any current or former employee of Direct Solar, if such employee was employed by Direct Solar at any time between May 14, 2019 and May 14, 2021, to come to work for or provide confidential or proprietary information; and (iv) Using any name containing the name Direct Solar or a derivative thereof, or any or various combinations of those words.

Also on July 9, 2021 the Company and SDS served a complaint (the “Company Complaint”) in the United States District Court for the District of Arizona against Pablo Diaz Curiel, Kjelsey Johnson, and Brian Odle alleging, amongst other things, that the aforementioned individuals: (i) Interference with SDS’s existing and prospective business opportunities; (ii) made unauthorized use of, claims of ownership, and/or offers for sale under SDS’s commercial identity; (iii) Misappropriated trade secrets of SDS; (iv) Breach of the Asset Purchase Agreement originally entered into between the Company and Mr. Diaz and Ms. Johnson (against Mr. Diaz and Ms. Johnson); and (v) Breach of the Employment Agreement originally entered into between SDS and Mr. Diaz (against Mr. Diaz).

Also on July 9, 2021 the Company was served with a Complaint by Mr. Diaz (and certain other parties) against the Company and certain officers (and former officers) of the Company alleging, amongst other things: interference, breach of fiduciary duty, and breach of contract (“Diaz Complaint”).

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The Company contends that the allegations of the Diaz Complaint are without merit and intends to vigorously defend the Company and SDS and will pursue all appropriate legal remedies against any party that takes action to harm the Company.The Company has retained counsel to protect its interests and pursue its affirmative claims.The Company remains committed to building a national platform and footprint in the solar arena and growing SDS.SDS has been and will continue to be a key asset in the Singlepoint growth strategy.

On July 13, 2021 the Company and SDS learned that a newly created entity owned by Mr. Diaz (the “Diaz Entity”) had entered into an agreement (the “SIRC Agreement”) with Solar Integrated Roofing Corporation (“SIRC”) to sell to SIRC the Diaz Entity which allegedly contains assets owned by SDS by diverted to the Diaz Entity. On or about July 14, 2021 the Company and SDS amended the Company Complaint (the “Amended Complaint”) to include certain former employees of SDS, Solar Integrated Roofing Corporation (“SIRC”), David Massey (President of SIRC), and USA Solar Network, LLC (an entity owned by Pablo Diaz) as defendants. In addition, the Company is seeking an Amended Temporary Restraining Order to enjoin the defendants from taking any further action to misappropriate Company and SDS trade secrets and confidential and proprietary business information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following documents are filed as Exhibits:

Exhibit	Description

10.1	Note Purchase Agreement between Singlepoint Inc. and Bucktown Capital, LLC dated July 13, 2021 (including Promissory Note dated July 13, 2021)

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SIGNATURES

Pursuant to the requirements of the Stock Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SinglePoint Inc.

Dated: July 20, 2021	By:	/s/ William Ralston
William Ralston
Chief Executive Officer, President

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